EXHIBIT 99.1

Compass Therapeutics Announces Pricing of Approximately $125 Million Public Offering of Common Stock and Uplisting to Nasdaq Capital Market

Boston, November 1, 2021 — Compass Therapeutics, Inc. (the “Company”), a clinical-stage biopharmaceutical company developing proprietary antibody-based therapeutics to treat cancer, today announced that it has priced an underwritten public offering to sell 35,715,000 shares of common stock at a public offering price of $3.50 per share. All of the shares of common stock are being offered by the Company. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 5,357,250 shares of common stock at the public offering price, less the underwriting discount. In connection with the offering, the Company also announced that its common stock will begin trading on the Nasdaq Capital Market under the symbol “CMPX” at the opening of trading on November 2, 2021, following its previously announced approval to list its common stock on the Nasdaq Capital Market. The gross proceeds to the Company from the public offering, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $125.0 million.

The offering is expected to close on November 4, 2021, subject to customary closing conditions. The Company intends to use the net proceeds from the public offering, together with its existing cash and cash equivalents, for funding of ongoing operations including clinical trials for the programs noted in the preliminary prospectus supplement, which may change based on clinical and preclinical results.

SVB Leerink is acting as book-running manager for the offering. Raymond James & Associates, Inc., Wedbush Securities and H.C. Wainwright & Co. are acting as passive book-running managers and The Benchmark Company and Roth Capital Partners are acting as co-managers for the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (No. 333-257821) that was declared effective by the Securities and Exchange Commission on July 20, 2021. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website located at www.sec.gov. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained, when available, from SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. The company pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The company was founded in 2014 and is headquartered in Boston, Massachusetts.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the completion of the offering and the expected use of proceeds from the offering, references to the Company’s product candidate, CTX-009, its development, regulatory plans with respect thereto and therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the Company’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, the Company’s ability to identify additional product candidates for development, the Company’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Investor Contact

Vered Bisker-Leib, President & Chief Operating Officer
ir@compasstherapeutics.com

Media Contact

media@compasstherapeutics.com

617-500-8099